As filed with the Securities and Exchange Commission on August 12, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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KINGSTONE COMPANIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

36-2476480
(I.R.S. Employer Identification No.)

15 Joys Lane, Kingston, New York 12401
(Address of Principal Executive Offices) (Zip Code)

Kingstone Companies, Inc. 2014 Equity Participation Plan
(Full Title of the Plan)

Barry B. Goldstein Chief Executive Officer Kingstone Companies, Inc. 15 Joys Lane Kingston, New York 12401 (Name and Address of Agent for Service)	Copy to: Fred S. Skolnik, Esq. Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 (516) 296-7048
(845) 802-7900
(Telephone Number, Including Area Code, of Agent for Service)
_______
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ___	Accelerated filer X_
Non-accelerated filer ___	Smaller reporting company _X_
Emerging growth company ___

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ____

This Registration Statement covers an additional 700,000 shares of common stock, $0.01 par value per share (“Common Stock”), of Kingstone Companies, Inc. (the “Registrant”) available for issuance under the Registrant’s 2014 Equity Participation Plan (the “2014 Plan”).  This Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the 2014 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.01 per share)	700,000	$5.48 (1)	$3,836,000 (1)	$497.91

(1)
Calculated solely for purposes of the registration fee for this offering and in accordance with paragraphs (c) and (h)(1) of Rule 457 of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices of the Registrant’s shares of Common Stock as reported by The Nasdaq Capital Market on August 7, 2020.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by the Registrant to register an additional 700,000 shares of Common Stock as to which options or awards may be granted under the 2014 Plan.

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 700,000 additional shares of common stock of the Registrant to be issued pursuant to the 2014 Plan. At the Registrant’s Annual Meeting of Stockholders held on August 5, 2020, the Registrant’s stockholders approved an amendment to the 2014 Plan to increase the number of shares of common stock that may be issued pursuant to the 2014 Plan by 700,000 shares. The Registrant is filing the present Registration Statement in connection with such amendment to the Plan. The additional shares registered hereby are in addition to the shares of common stock of the Registrant authorized for issuance under the 2014 Plan which were registered pursuant to a previous registration statement on Form S-8. The contents of the previous registration statement on Form S-8, including the documents incorporated by reference therein, filed by the Registrant with the Securities and Exchange Commission on November 12, 2015 (File Number 333-207986) are incorporated by reference into this registration statement pursuant to General Instruction E on Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein or incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated herein by reference are the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (to the extent filed and not furnished):

(a)	Annual Report on Form 10-K for the year ended December 31, 2019.

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.

(c)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020.

(d)	Current Report on Form 8-K filed March 12, 2020.

(e)	Current Report on Form 8-K filed May 1, 2020.

(f)	Current Report on Form 8-K filed June 1, 2020.

(g)	Current Report on Form 8-K filed July 21, 2020.

(h)	Current Report on Form 8-K filed August 7, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post‑effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incor-porated herein by reference and to be a part hereof from their respective dates of filing.

Item 6. Indemnification of Directors and Officers.

Article Twelfth of the Company’s Restated Certificate of Incorporation eliminates, absent fraud, the personal liability of directors to the Company, stockholders or creditors thereof, or any other persons, in connection with losses incurred by the Company under or by reason of any contract or business transaction between a director and the Company, and provides that a director shall not be accountable for any gains or profits realized thereon.

Article Thirteenth of the Company’s Restated Certificate of Incorporation provides that each director and each officer now or hereafter serving the Company or, at the request of the Company, any other corporation in which the Company has an interest as stockholder or creditor, and his heirs, executors and administrators, shall be indemnified and held harmless by the Company from and against all costs, expenses and liabilities, including but not limited to counsel fees and amounts of judgments and amounts paid in settlement, which may be imposed upon or incurred by him in connection with or resulting from any claim made against him or any action, suit or proceeding in which he may be involved, by reason of his being or having been a director or officer of the Company or of any such other corporation, whether or not he continues to be a director or officer at the time such costs, expenses and liabilities are imposed or incurred; provided, however, that no such director or officer shall be so indemnified (a) with respect to any matter as to which he shall, in any such action, suit or proceeding, be finally adjudged to be liable for misconduct in the performance of his duties as a director or officer, or (b) in the event of a settlement of any such claim, action, suit or proceeding unless (i) such settlement shall, with knowledge of the indemnification provided for thereby, be approved by the court having jurisdiction of such claim, action, suit or proceeding or (ii) such settlement shall have been made upon the written opinion of independent legal counsel, selected by or in a manner determined by the board of directors of the Company, to the effect that there is no reasonable ground of liability for misconduct on the part of such director or officer and that the entire cost of such settlement will not substantially exceed the estimated cost of defending such claim, action, suit or proceeding to a final conclusion. The Company’s Restated Certificate of Incorporation also provides that the foregoing rights of indemnification shall be in addition to any other rights to which such director or officer may otherwise be entitled as a matter of law.

Article Fifteenth of the Company’s Restated Certificate of Incorporation eliminates the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the Company has included in its by-laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation law.  The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under the Company’s by-laws, any agreement, the vote of stockholders or otherwise.

The effect of the foregoing is to require the Company, to the extent permitted by law, to indemnify the officers, directors, employees and agents of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 8. Exhibits.

5	Opinion of Certilman Balin Adler & Hyman, LLP as to the legality of the additional shares of Common Stock being registered by this Registration Statement
23.1	Consent of Marcum LLP
23.2	Consent of Certilman Balin Adler & Hyman, LLP (included in the opinion filed as Exhibit 5 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Ulster, State of New York, on the 11th  day of August, 2020.

KINGSTONE COMPANIES, INC.

By:	/s/ Barry B. Goldstein
Barry B. Goldstein
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Barry B. Goldstein Barry B. Goldstein	Chief Executive Officer, President, Chairman of the Board and Director	August 11, 2020
/s/ Victor J. Brodsky Victor J. Brodsky /s/ Richard J. Swartz Richard J. Swartz /s/ Meryl S. Golden Meryl S. Golden	Chief Financial Officer and Treasurer Chief Accounting Officer Chief Operating Officer and Director	August 11, 2020 August 11, 2020 August 11, 2020
/s/ Floyd R. Tupper Floyd R. Tupper /s/ William L. Yankus William L. Yankus	Secretary and Director Director	August 11, 2020 August 11, 2020
/s/ Carla A. D’Andre Carla A. D’Andre	Director	August 11, 2020

/s/ Timothy P. McFadden Timothy P. McFadden	Director	August 11, 2020